Exhibit: 3.1

DEAN HELLER
Secretary of State                                        Entity#
204 North Carson Street, Suite 1                          C10029-1995
Carson City, Nevada 89701-4299                            Document Number:
(775) 684 5708                                            20050423797-09
Website: secretaryofstate.biz
                                                          Date Filed:
                                                          9/21/2005 3:30:13 PM
                                                          In the office of
                                                          /S/Dean Heller
                                                          Dean Heller
                                                          Secretary of State
Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390) ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
BANCORP INTERNATIONAL GROUP, INC.

2. The articles have been amended as follows (provide article numbers, if available):
Article IV currently reads as follows: Twenty-Five Million (25,000,000) shares of Common Stock at the Par Value of .001.

Article IV is to be amended as follows: Five Hundred Million (500,000,000) shares of Common Stock at the Par Value of .0001. Fifteen Million (15,000,000) of Preferred Stock at the Par Value of .0001.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 90.8%.

4. Effective date of filing (optional):  August 21, 2005.
                 (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):  /S/THOMAS MEGAS

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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